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Exhibit 99(d)

Ziegler, Ziegler & Associates LLP
Counselors at Law
570 Lexington Avenue, 44th Floor
New York, New York 10022
(212) 319-7600
Telecopier (212) 319-7605

November 30, 2004

JPMorgan Chase Bank, N.A., as Depositary
4 New York Plaza
New York, New York 10004

American Depositary Shares
evidenced by American Depositary Receipts
for deposited ordinary shares of
Allianz Aktiengesellschaft

Dear Sirs:

        Referring to the Registration Statement on Form F-6 relating to the above-entitled American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") each ADS representing one-tenth of one ordinary share of Allianz Aktiengesellschaft (the "Company"), a corporation incorporated under the laws of the Federal Republic of Germany. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Deposit Agreement (the "Deposit Agreement") appearing, or incorporated by reference, in Exhibit (a)(1) to the Registration Statement.

        In rendering the opinions set forth herein, we have assumed that (i) the Deposit Agreement will have been duly authorized, executed and delivered by the Company and the Depositary and will constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, (ii) the relevant Deposited Securities will have been duly deposited with a Custodian under and in accordance with all applicable laws and regulations, (iii) that the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Federal Republic of Germany and (iv) that insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction.

        We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

        The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                      Very truly yours,

                      /s/ Ziegler, Ziegler & Associates LLP

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  Exhibit 99(d)
American Depositary Shares evidenced by American Depositary Receipts for deposited ordinary shares of Allianz Aktiengesellschaft